PRESS RELEASE

Fidelisenergy.com

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

OTCBB Trading Symbol: FDEI

Email: ir@fidelisenergy.com

Investor Relations Contact:

ir@fidelisenergy.com

Date: 12 May 2004

Fidelis Energy More Than Doubles Interest In North Franklin Project. Company Also Prepares To Spud Archer-Whitney #1 Well

TUCSON, AZ--May 12, 2004 -- Fidelis Energy, Inc. (OTC BB:FDEI.OB - News), an oil and gas company dedicated to developing North America's energy resources, today announces that the company has doubled it's working interest in the North Franklin Project to 35% after acquiring an additional 20% interest in the project. Fidelis Energy has also been informed that the operator is preparing to spud the "Archer-Whitney #1" well in the Sacramento Basin of California. The announcements were made today by Frank Anjakos, CEO of Fidelis Energy, Inc.

Fidelis Energy has advanced $500,000 to the operator terms of the AFE (Authority for Expenditure) for the initial 7,800-foot test well. The well location has been chosen, surveyed and permitted.

In addition, Fidelis Energy has been informed that a drill contract has been signed and a drilling rig has been secured. Fidelis Energy anticipates a spud date of the well to be on May 14, 2004. The well location has been surveyed and permitted. Expected tie-in costs of a successful well are estimated at $300,000, as the prospect is proximal to existing gas infrastructure in the area.

The project is situated along the "Eastside Winters Stratigraphic Trend" which has produced in excess of 450 Bcf gas. The North Franklin is located in Sacramento County, between the cities of Stockton and Sacramento. The North Franklin Project has, under lease, approximately 1,000 gross acres. The multi-objective gas reservoir target is thick, deep-water basin Winters Formation sands that are permeable, upper Cretaceous sandstones. Based on 450-acre closure, the potential prospect reserves are estimated at 40.5 Bcf of gas with analog wells nearby having initial production rates of 7,000 mcf per day.

Fidelis Energy has acquired a 35% working interest in the play through a farm-out with Silver Star Energy, Inc. Other partners in the play are Archer Exploration, Inc. and the operator of the project, Longbow LLC of Bakersfield.

Regarding the announcement, Mr. Anjakos said, "Increasing our interest in the North Franklin Project is an example of our long-term strategy to acquire strategic assets and grow the value of our business in Western North America."

About Fidelis Energy, Inc.

Based in Tucson, AZ, Fidelis Energy is an oil and gas company dedicated to solving North America's complex energy problems. Fidelis Energy identifies, acquires and develops working interest percentages in smaller, underdeveloped oil and gas projects in California, Canada, and other promising locales that do not meet the requirements of larger producers and developers. Through the use of modern development techniques such as horizontal drilling and 3-D seismic, the company enhances production from underdeveloped and under-utilized projects, as it pursues oil and gas production throughout North America. For more information, please visit our website at www.FidelisEnergy.com.